Exhibit 10.1

FIRST AMENDMENT
TO THE
SEABOARD CORPORATION RETIREE MEDICAL BENEFIT PLAN

THIS FIRST AMENDMENT is made this 31 day of March, 2015, by SEABOARD CORPORATION, a Delaware corporation, with principal offices in Merriam, Kansas (hereinafter referred to as the “Company”).

WITNESSETH:

WHEREAS, the Company established the Seaboard Corporation Retiree Medical Benefit Plan, effective March 4, 2005 (hereinafter referred to as the “Plan”);

WHEREAS, pursuant to Section 6.1 of the Plan, the Company has reserved the right to amend the Plan at any time; and

WHEREAS, the Company desires to amend the Plan to clarify the benefits available under the Plan for certain retirees.

NOW, THEREFORE, the Company hereby amends the Plan as follows, effective as of March 25, 2015.

(A)       Section 2.8 is amended and replaced in its entirety to read as follows:

2.8       “Dependent” or “Dependant” means a “Dependent” or “Dependant” as that term is defined in the Company Health Plan, as may be amended from time to time, other than a legal spouse.

(B)       Section 2.13 is amended and replaced in its entirety to read as follows:

2.13     “Family Member” means (a) a person who is legally married to (and not legally separated from) a Participant who is an Eligible Employee, and (b) any Dependent of a Participant who is an Eligible Employee.  Family Member also means (a) a person who is legally married to (and not legally separated from) an Eligible Employee at the time of the Eligible Employee’s death (whether or not such death occurs prior to the time the Eligible Employee becomes a Participant), and (b) any Dependent of an Eligible Employee at the time of the Eligible Employee’s death (whether or not such death occurs prior to the time the Eligible Employee becomes a Participant); provided, however, a Dependent who is a child of a deceased Eligible Employee shall not be a Family Member on and after the date such Dependent ceases to satisfy the definition of Dependent in the Company Health Plan, as may be

amended from time to time.  If an Eligible Employee ceases to be an Eligible Employee under the provisions of Section 3.2, then any Family Member with respect to such Eligible Employee shall thereupon cease to be a Family Member and no individual shall thereafter become a Family Member with respect to such Eligible Employee.

(C)       Section 3.5(b) is amended and replaced in its entirety to read as follows:

(b)        If at the time of such Eligible Employee’s termination of employment with the Employer the Eligible Employee continues to receive medical benefits under the Company Health Plan under provisions of the Company Health Plan that provide benefits to certain retirees who are not eligible for coverage under Medicare (“Retiree Plan Coverage”), then the Eligible Employee will become a Participant at the earlier of (i) the date the Eligible Employee is no longer eligible to receive Retiree Plan Coverage, or (ii) the date the Eligible Employee becomes eligible for medical coverage under Medicare.

(D)       Section 4.1 is amended and replaced in its entirety to read as follows:

4.1       Payment for Coverage under COBRA and the Company Health Plan for Retirees.  If an Eligible Employee (and the legal spouse or Dependent of the Eligible Employee) is receiving medical benefits under the Company Health Plan pursuant to the provisions of COBRA (“COBRA Plan Coverage”), and if the Eligible Employee will become a Participant upon the expiration of the COBRA Plan Coverage, then the Employer will reimburse or pay the Eligible Employee the amounts owed by the Eligible Employee for the COBRA Plan Coverage.  Such payment may be by direct payment to the Eligible Employee or by any other method the Employer determines.

If an Eligible Employee (and the legal spouse or Dependent of the Eligible Employee) is receiving medical benefits under the Retiree Plan Coverage, and if the Eligible Employee will become a Participant upon the expiration of the Retiree Plan Coverage, then the Employer will reimburse or pay the Eligible Employee the amounts owed by the Eligible Employee for the Retiree Plan Coverage.  Such reimbursement or payment may be by direct payment to the Eligible Employee or by any other method the Employer determines.

It is intended that all payments and reimbursements under this Plan (including this Section 4.1) will be made in a manner that is compliant with or exempt from Internal Revenue Code Section 409A (“Section 409A”).   All provisions of the Plan shall be

interpreted consistent with this intent and the Employer reserves all right at any time to amend the Plan (on a prospective or retroactive basis) to remain compliant with Section 409A and all applicable rules and regulations promulgated thereunder.

(E)       Section 4.5 is amended and replaced in its entirety to read as follows:

4.5       Benefits for Participants Eligible for Medicare.  Benefits provided hereunder for a Participant who is eligible for medical coverage under Medicare will be either (i) comparable to the medical coverage provided under the Company Health Plan for retired employees of Seaboard Corporation eligible for Medicare coverage at the time of the adoption of this Plan, except that the Benefits will not be subject to any overall lifetime or annual maximum dollar limits, or (ii) a Medicare supplement plan, at the Company’s discretion.  For purposes of this Section 4.5, “comparable” means as similar as possible as determined by the Company in its discretion in good faith taking into account the options available for the Company in selecting a provider of Benefits at such time.

(F)       A new Section 4.10 is added to read as follows:

4.10     Taxation.  To the extent providing any of the Benefits results in any withholding obligations for the Company, the Company will provide an invoice to the Participant and the Participant must promptly issue a check to the Company equal to the amount of any such withholding obligation.  If the Participant does not pay the invoice within thirty (30) days of the date of the invoice, the Company will have the right to offset such amount against future Benefits due under this Plan.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be signed and attested by its duly authorized officer, on the date first written above.

SEABOARD CORPORATION

By:	/s/ Steven J. Bresky

Name:	Steven J. Bresky

Title:	President and Chief Executive Officer